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                                                                     EXHIBIT 8.2

(213) 617-4160                                                         VT4-67248
jbonn@smrh.com



                               August 23, 1999


Certified Grocers of California, Ltd.
5200 Sheila Street
Commerce, California   90040


          Re:  Tax Opinion
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Gentlemen:

          We have acted as counsel to Certified in connection with the transactions contemplated in that certain Agreement and Plan of Merger ("Merger Agreement") dated as of June 14, 1999, by and among Certified Grocers of California, Ltd., a California corporation ("Certified"), New UG Corp., an Oregon corporation and a direct wholly-owned subsidiary of Certified ("Merger Sub"), and United Grocers, Inc., an Oregon corporation ("UG").

          This opinion is furnished pursuant to Section 6.3(c) of the Merger Agreement. Terms with initial letters capitalized and not otherwise defined herein shall have the meanings ascribed to such terms by the Merger Agreement.

          For purposes of this opinion, we have relied upon the factual representations and statements of Certified, UG and Merger Sub set forth in the Merger Agreement and the Registration Statement on Form S-4 relating to the Merger filed with the United States Securities and Exchange Commission, and the factual representations to us set forth in certificates of Certified, Merger Sub and UG in forms

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August 23, 1999
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of which copies have been provided to you. We have not undertaken any other investigation for purposes hereof.

          Also for purposes of this opinion, we have assumed (i) consummation of the Merger in accordance with the Merger Agreement and applicable state law,
(ii) satisfaction of all covenants and conditions to obligations of parties to the Merger Agreement and ancillary written agreements (the "Merger Documents") without any waiver or amendment thereof, (iii) the Merger Documents are enforceable against all parties thereto in accordance with their terms and are not void or voidable, (iv) the parties to the Merger will not in the future take any discretionary action (including a decision not to act) permitted under the Merger Documents inconsistent with their representations and statements upon which we have relied as described above, (v) the parties to the Merger Documents will take all actions required relevant for subsequent consummation of the Merger or performance of the Merger Documents and will act in accordance with (and will refrain from taking action that is forbidden by) the terms and conditions of the Merger Documents, (vi) the genuineness of all signatures, the authenticity of all documents submitted to us as originals or as copies of originals, the conformity to the originals of all documents submitted to us as copies and the legal capacity of all natural persons signing certificates, and
(vii) that the United Common Stock and the Certified Class A Shares and Class B Shares are capital assets in the hands of the holders thereof.

          Based upon and subject to the foregoing and the further limitations set forth below, we are of the opinion that for federal income tax purposes the Merger constitutes a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and that:


          . No gain or loss will be recognized by United, Merger, Sub or Certified solely as a result of the Merger.

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August 23, 1999
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          .    No gain or loss will be recognized by holders of United Common
               Stock upon the receipt of Certified Class A Shares or Class B Shares in the Merger, except to the extent of cash applied to the holder's deposit account in lieu of fractional shares.

          . Cash applied to the holder's deposit account in lieu of fractional shares will be treated as capital gain (or loss) measured by the difference between the cash applied and the portion of the tax basis in the shares of United' Common Stock surrendered that is allocable to such fractional share. Such capital gain (or loss) will be long-term capital gain (or loss) if such fractional share is considered to have been held for more than one year at the effective date of the Merger.

          . The aggregate tax basis of Certified Class A Shares and Class B Shares received by a United shareholder in the Merger will be the same as the aggregate tax basis of United Common Stock surrendered in exchange therefor.

          . The holding period of Certified Class A Shares and Class B Shares received by a United shareholder will include the holding period for United Common Stock surrendered in exchange therefor.

          . Cash payments received by a holder of United or Certified common stock in connection with the exercise of dissenters' rights will be treated as capital gain (or loss) measured by the difference between the cash payment received and the tax basis in the shares of such common stock for which dissenters' rights are exercised. The capital gain (or loss) will be long-term capital gain (or loss) if the shares are considered

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               to have been held for more than one year when exchanged for such cash payments.

          Other than as expressly set forth above, we express no opinion as to the U.S. federal, state, local, foreign or other tax consequences of the Merger to any person.

          Our opinion is subject to the further limitations set forth below.

          1. This opinion represents only our legal judgment as to the probable outcome of the tax issue addressed herein and is not binding on the Internal Revenue Service, the United States Tax Court, or any other court. Our opinion is based on the Code, Treasury Regulations, judicial decisions and administrative pronouncements, all as in existence as of the date hereof. Future legislation, regulations, administrative pronouncements or court decisions may significantly change the law and materially affect the conclusion expressed herein or significantly alter the tax consequences of the Merger, possibly retroactively.

          2. This opinion addresses only the status of the Merger as a reorganization under Section 368(a) of the Code specifically and does not address any other federal, state, local or foreign tax consequences that may result to UG, Certified, Merger Sub, the UG Shareholders, or any other person from the Merger or any other transaction (including any transaction in connection with the Merger). This opinion does not purport to deal with all aspects of federal income taxation that may affect particular shareholders in light of their individual circumstances, and is not intended for shareholders subject to special treatment under the federal income tax law.

          3. This opinion may not be relied upon if the actual circumstances vary from the circumstances as set forth in the documents upon which we have relied as set forth above.

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          This opinion speaks only as of the date hereof and we assume no obligation to advise you of changes in the law or fact that occur after the date of this opinion.

          We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-4 relating to the Merger filed with the United States Securities and Exchange Commission and to the reference to us under the caption "THE MERGER -- Material Federal Income Tax Considerations" in the Proxy Statement/Prospectus forming part thereof. In giving such consent, we do not admit that we are in the category of persons whose consent is required under
Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.


                                            Sincerely,

                                            /s/ John R. Bonn

                                            John R. Bonn

                                   for SHEPPARD, MULLIN, RICHTER & HAMPTON LLP

cc:  Robert M. Ling, Jr., Esquire

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